Oppenheimer Flexible Strategies Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 80 (6/15/2012) to the Registration Statement of Oppenheimer Quest for Value Funds (the "Registrant"), with respect to its series Oppenheimer Flexible Strategies Fund (the "Fund"), Accession Number 0000728889-12-000976, which includes Amendment No. 2 to the Amended and Restated Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.